Exhibit 99.1
Cronos Group Reports 2023 Fourth Quarter and Full-Year Results1

Ended 2023 with approximately $862 million in cash and short-term investments

Commenced sales to Australian partner

Launched award-winning Lord Jones® brand in Canada

Consolidated net revenue increased 9% in Q4 2023 compared to Q4 2022; on a constant currency basis consolidated net revenue increased 11% in Q4 2023 compared to Q4 2022

Net revenue in Canada increased 20% in Q4 2023 compared to Q4 2022; on a constant currency basis net revenue in Canada increased 21% in Q4 2023 compared to Q4 2022

TORONTO, February 29, 2024 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announces its 2023 fourth quarter and full-year business results1.

“In 2023, we significantly improved our cash flow from operations driven primarily by operating expense savings, while simultaneously expanding our portfolio of borderless products in Canada and Israel and entering two international markets, Germany and Australia,” said Mike Gorenstein, Chairman, President and CEO of Cronos.

“The operating expense savings combined with robust interest income and improved working capital management in the fourth quarter aided in increasing our cash balance by $22 million from the third quarter to a total cash and short-term investments balance of approximately $862 million,” continued Mr. Gorenstein. “In 2023, the Spinach® brand became the number two overall brand in Canada, propelled by number one market share rankings in the flower and edibles categories, according to Hifyre. We continue to bring new and innovative products to market that are differentiated from the competitive set to build and maintain our leadership position in this market. We also launched the Lord Jones® brand in the Canadian market in 2023; this new line-up of products is off to an impressive start, and we are excited to bring new category-defining products to market under this brand in 2024. In Israel, despite the war, the country has shown incredible resilience. Our team on the ground has continued to launch new products in the medical market in Israel powered by our best-in-class genetic breeding capabilities and strength in the flower category. Our teams have done excellent work over the last year to put Cronos in the best position possible to win in new markets as they become available in 2024 and beyond.”

Consolidated Financial Results
In the second quarter of 2023, the Company exited its United States ("U.S.") hemp-derived CBD operations. The exit of the U.S. operations represented a strategic shift, and as such, qualifies for reporting as discontinued operations in our condensed consolidated statements of net loss and comprehensive loss. Prior period amounts have been reclassified to reflect the discontinued operations classification of the U.S. operations.
The tables below set forth our condensed consolidated results of continuing operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD - preliminary and unaudited)	Three Months Ended December 31,	Change	Year ended December 31,	Change
2023	2022	$	%	2023	2022	$	%
Consolidated net revenue	$23,915	$22,033	$1,882	9%	$87,241	$86,749	$492	1%

Cost of sales	21,913	20,773	1,140	5%	74,527	71,313	3,214	5%
Inventory write-down	89	—	89	N/A	805	—	805	N/A
Gross profit	$1,913	$1,260	$653	52%	$11,909	$15,436	$(3,527)	(23)%
Gross margin(i)	8%	6%	N/A	2	pp	14%	18%	N/A	(4)	pp

Net income (loss)(ii)	$(45,151)	$(76,181)	$31,030	41%	$(70,439)	$(155,178)	$84,739	55%

Adjusted EBITDA(iii)	$(14,790)	$(19,018)	$4,228	22%	$(61,564)	$(70,291)	$8,727	12%

Other Data
Cash and cash equivalents(iv)	$669,291	$764,644	$(95,353)	(12)%
Short-term investments(iv)	192,237	113,077	79,160	70%
Capital expenditures(v)	1,792	768	1,024	133%	3,423	5,032	(1,609)	(32)%
(i) Gross margin is defined as gross profit divided by net revenue.
(ii) The improvement year-over-year in quarterly net income (loss) was primarily driven by lower income tax expense, an improvement in operating loss and higher interest income.
(iii) See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Fourth Quarter 2023
•Net revenue of $23.9 million in Q4 2023 increased by $1.9 million from Q4 2022. The increase year-over-year was primarily driven by higher cannabis flower sales in Canada and sales to Germany and Australia, partially offset by lower cannabis flower sales in Israel driven by the war involving Israel and Hamas (the "Israel-Hamas War") and pricing pressure as a result of competitive activity and an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue. These results were additionally impacted by the weakened Canadian dollar and New Israeli Shekel against the U.S. dollar.
•Gross profit of $1.9 million in Q4 2023 increased by $0.7 million from Q4 2022. The increase year-over-year was primarily due to higher sales in Canada, Germany and Australia. These improvements were partially offset by lower cannabis flower sales in Israel driven by the Israel-Hamas War and pricing pressure as a result of competitive activity, an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue, and the $0.1 million inventory write-down due to the decision made in Q3 2023 to wind down operations at our Winnipeg, Manitoba facility ("Cronos Fermentation").
•Adjusted EBITDA of $(14.8) million in Q4 2023 improved by $4.2 million from Q4 2022. The improvement year-over-year was primarily driven by a decrease in general and administrative and research and development expenses as part of the broader organizational cost reduction efforts.

Full-Year 2023
•Net revenue of $87.2 million in full-year 2023 increased by $0.5 million from full-year 2022. The increase year-over-year was primarily due to higher cannabis flower and extract sales in Canada and the initiation of sales in Germany and Australia. This increase was partially offset by lower cannabis flower sales in Israel driven by pricing pressure as a result of competitive activity, the slowdown in patient permit authorizations and the Israel-Hamas War, and an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue. These results were additionally impacted by the weakened Canadian dollar and New Israeli Shekel against the U.S. dollar.
•Gross profit of $11.9 million in full-year 2023 decreased by $3.5 million from full-year 2022. The decrease year-over-year was primarily due to lower cannabis flower sales in Israel, an adverse price/mix on cannabis flower sales in Canada resulting in higher excise taxes as a percentage of revenue, and the $0.8 million inventory write-down recognized as a result of the decision to wind down operations at Cronos Fermentation. These results were partially offset by higher cannabis flower and extract sales in Canada.
•Adjusted EBITDA of $(61.6) million in full-year 2023 improved by $8.7 million from full-year 2022. The improvement year-over-year was primarily driven by a decrease in general and administrative and research and development expenses as part of the broader organizational cost reduction efforts.

Business Updates

Strategic and Organizational Update

The Company achieved $30 million in savings in 2023, overachieving its previously announced operating expense savings target of $20 to $25 million. Due to capturing operating expense savings earlier than anticipated, the Company now expects an incremental $5 to $10 million in operating expense savings in 2024, compared to the previous target of $10 to $15 million. In total, anticipated savings over the course of 2023 and 2024 remain unchanged. Savings in 2024 will be primarily driven by savings in general and administrative, and research and development. The organizational and cost savings initiatives are intended to position the Company to drive profitable and sustainable growth over time.

Cronos anticipates that the net change in cash, defined as the sum of cash and cash equivalents and short-term investments, will be positive in 2024.

The fiscal year 2024 guidance assumes: (i) a slight moderation in interest rates; (ii) limited impacts to our operations, facilities and business in Israel due to the Israel-Hamas War; (iii) limited deterioration in foreign exchange rates due to the Israel-Hamas War; (iv) the general economic conditions and regulatory environment in the markets in which Cronos participates will not materially change; (v) timely receipt of interest and principal payments on the senior secured credit facility with Cronos Growing Company Inc. (“Cronos GrowCo”); (vi) anticipated interest income of approximately $40 to 50 million in fiscal year 2024; (vii) year-over-year gross margin improvement; and (viii) meeting our revised target for reducing our operating expenses by $5 to $10 million.

Cronos continues to monitor the Israel-Hamas War and the potential impacts the conflict could have on the Company’s personnel and business in Israel and the recorded amounts of assets and liabilities related to the Company’s operations in Israel. The extent to which the Israel-Hamas War may impact the Company’s personnel, business and activities will depend on future developments which remain highly uncertain and cannot be predicted. It is possible that the recorded amounts of assets and liabilities related to the Company’s operations in Israel could change materially in the near term.

These statements are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Brand and Product Portfolio

Spinach®
In 2023, Cronos grew the Spinach® brand to become the second highest-ranked brand by market share in Canada, according to Hifyre, propelled by strength across the flower, edible, vape, and pre-roll categories. The Spinach® brand continued to hold its number one market share position in the edibles category in Canada in Q4 2023, with an approximate 16.2% market share across the SOURZ by Spinach® and Spinach FEELZ™ sub-brands, according to Hifyre. In the fourth quarter, SOURZ by Spinach® launched its first CBD forward gummy offering, the Strawberry Kiwi 5:1 CBD | THC gummy, featuring 10 pieces per pack. Spinach continues to gain recognition as the go-to brand for a wide array of products featuring different cannabinoid combinations, potency ranges and flavor profiles.

Cronos' strong breeding program and portfolio of genetics continued to drive growth, propelling the Spinach® brand to become the number one flower brand in Canada, with a 6.9% market share in Q4 2023, according to Hifyre. We have three SKUs in the top-15 for market share, according to Hifyre, led by our GMO Cookies genetic across various pack sizes. Our proprietary genetics breeding program continues to provide our portfolio with winning products both domestically and internationally.

The Spinach® brand was ranked the number three vape brand in Q4 2023, holding a 7.7% market share, up from Q3 2023, when it had a 6.4% market share, according to Hifyre. Spinach® continues to be the number one rare cannabinoid vape brand, with our SKUs that feature cannabinol (CBN), cannabigerol (CBG), and cannabichromene (CBC), holding three spots in the top five market share among rare cannabinoid vapes. We continue to develop this portfolio to bring differentiated flavor and cannabinoid combinations to market in formats consumers desire.

In Q4 2023, Spinach® was ranked eighth in the pre-roll category, according to Hifyre. In Q4 2023, we launched Spinach Feelz™ Full Tilt Blue Razz Durban THCV pre-roll, which offers a boosted and elevated high due to its THC+THCV blend. Winning in the pre-roll category is a top priority, and we will continue to utilize our robust product development capabilities to formulate differentiated products with flavors and rare cannabinoids to win with consumers.

Lord Jones®
In November 2023, we launched our award-winning Lord Jones® brand in Canada. Lord Jones® will build on its legacy of delivering premium quality cannabis products by returning to its roots with bold THC-focused innovations. The first product line to launch was Lord Jones® Hash Fusions pre-rolls, which quickly climbed category market share ranks, according to Hifyre. Ice water hash is the most popular solventless infusion and is the second most popular infusion overall in the pre-roll category, according to Hifyre. These infused pre-rolls have been designed with an optimized ratio of ice water hash-to-flower, meticulously researched and sensory-tested to drive a smoother consumption experience and preserve the flowers' terpene-rich, bold flavors.

In January 2024, we launched a Lord Jones® live resin vape featuring sought-after cultivars that deliver a flavorful full spectrum live resin experience. Crafted with the discerning cannabis consumer in mind, these products embody a commitment to excellence, offering an unmatched combination of curated strains, pure live resin, and elegant high-quality hardware.

In February 2024, we shipped our next ground-breaking edible innovation, this time in the chocolate category. The Lord Jones® Chocolate Fusions edibles were researched and developed over multiple years and feature artisanal chocolate and high-quality ingredients in three flavors – cookies and cream, dazzle-berry pop, and salted caramel crunch.

PEACE NATURALS®
In Israel, Cronos launched three new flower offerings under the Peace Naturals® brand in the fourth quarter, Rockstar, Dancehall, and Sonic Fuel. Driven by our best-in-class genetics program and high-quality cultivation capabilities, we can meet market demands as consumers look for strain variety.

In Germany, we continue to grow distribution with our partner, Cansativa GmbH ("Cansativa"), a leading medical cannabis distributor. In the early innings of our launch, our top strains, GMO Cookies and Wedding Cake, have quickly gained popularity with medical patients, rising to leading market share positions in Germany.

Lit™
In Israel, we launched a new flower brand called Lit™. The Lit™ brand has a differentiated marketing positioning geared towards a large patient group seeking a more approachable price point while maintaining the quality that’s become synonymous with our existing products in market.

Global Supply Chain

Cronos GrowCo reported to the Company preliminary unaudited net revenue to licensed producers excluding sales to the Company in the fourth quarter and full-year 2023 of approximately $6.6 million and $19.6 million, respectively. Cronos previously provided GrowCo with a credit facility, which currently has approximately $69.8 million in principal outstanding following principal repayments of $5.6 million by GrowCo during 2023. In addition to principal repayment, Cronos also received approximately $10.3 million in interest payments from GrowCo in 2023, resulting in a total of approximately $15.9 million in cash payments to Cronos in 2023.

In December 2023, we commenced shipments of cannabis flower to our partners in Australia, Vitura Health Limited ("Vitura"), for sale in the Australian medical market. Cronos owns approximately 10% of the common shares of Vitura. Supplying the Australian market, which has grown significantly in the past three years, is an important achievement for Cronos. We look forward to providing our partners at Vitura with high-quality cannabis products.

1 All of the financial information presented in this press release is preliminary and subject to change until the Company’s audited consolidated financial statements are filed with the U.S. Securities and Exchange Commission.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, February 29, 2024, at 8:30 a.m. ET to discuss 2023 Fourth Quarter and Full-Year business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at: https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•expectations related to the Israel-Hamas War and its impact on our operations in Israel, the supply of product in the market and the demand for product by medical patients in Israel, as well as any regional or global escalations to the Israel-Hamas War and its impact to global commerce and stability;
•expectations related to the German and Australian markets, including our strategic partnerships with Cansativa and Vitura, respectively, and our plans to distribute the PEACE NATURALS® brand in Germany;
•expectations related to our announcement of cost-cutting measures, including our decision to wind-down operations at our Winnipeg, Manitoba facility and list the facility for sale, the expected costs and benefits from the wind-down of production activities at the facility, challenges and effects related thereto as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations, including the costs, expenses and write-offs associated therewith, the impact on our operations and our financial statements and any future plans to re-enter the U.S. market;
•expectations related to our announced realignment (the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•the timing of the change in the nature of operations at, and the announced sale-leaseback of, our facility in Stayner, Ontario (the “Peace Naturals Campus”) and the expected costs and benefits from the wind-down of certain production activities at the Peace Naturals Campus;
•our ability to complete the sale and leaseback of the Peace Naturals Campus pursuant to the agreement with Future Farmco Canada Inc.;
•our ability to acquire raw materials from suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks Holdings, Inc. (“Ginkgo”);
•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;

•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the United States and Germany, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create and launch brands and cannabis products;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the possibility marijuana is moved from Schedule I to Schedule III under the U.S. Controlled Substances Act;
•the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement with the SEC (the “Settlement Order”) and the settlement agreement with the Ontario Securities Commission (the “Settlement Agreement”); and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended, and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to achieve our target cash and cash equivalents and short-term investment balances for 2024; (ii) our ability to effectively navigate developments in the Israel-Hamas War and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in Germany with our strategic partner Cansativa and our ability to efficiently and effectively distribute products in Australia with our strategic partner Vitura; (iv) our ability to realize the expected cost-savings and other benefits related to the wind-

down of operations at our Winnipeg, Manitoba facility, (vi) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vii) our ability to efficiently and effectively wind-down certain production activities at the Peace Naturals Campus, receive the benefits of the change in the nature of our operations at, and the announced sale-leaseback of, our Peace Naturals Campus and acquire raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; (viii) our ability to satisfy all conditions for the sale-leaseback of the Peace Naturals Campus; (ix) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our acquisitions and strategic investments; (x) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (xi) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xii) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xiii) consumer interest in our products; (xiv) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xv) competition; (xvi) anticipated and unanticipated costs; (xvii) our ability to generate cash flow from operations; (xviii) our ability to conduct operations in a safe, efficient and effective manner; (xix) our ability to hire and retain qualified staff, and acquire equipment and services in a timely and cost-efficient manner; (xx) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; (xxi) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxii) general economic, financial market, regulatory and political conditions in which we operate; (xxiii) management’s perceptions of historical trends, current conditions and expected future developments; and (xxiv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, negative impacts on our employees, business and operations in Israel due to the Israel-Hamas War, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Israel-Hamas War; the supply of product in the market and the demand for product by medical patients in Israel; that we may not be able to successfully continue to distribute our products in Germany and Australia or generate material revenue from sales in those markets; that we may not be able to achieve the anticipated benefits of the wind-down of our operations at our Winnipeg, Manitoba facility or be able to access raw materials on a timely and cost-effective basis from third-parties; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to wind-down certain production activities at, and complete the sale-leaseback of, the Peace Naturals Campus in a disciplined manner or achieve the anticipated benefits of the change in the nature of our operations or be able to access raw materials on a timely and cost-effective basis from third-parties, including Cronos GrowCo; that the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; the risks that our Realignment, the change in the nature of our operations at the Peace Naturals Campus and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; lower levels of revenues; the lack of consumer demand for our products; our inability to reduce expenses at the level needed to meet our projected net change in cash and cash equivalents; our inability to manage disruptions in credit markets or changes to our credit ratings or changes to our credit ratings; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; growth opportunities not turning out as expected; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realize the anticipated benefits of the transaction with PharmaCann; dilution of our fully-diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; and the factors discussed under Part I, Item 1A “Risk Factors” in our most recent Annual Report on Form 10-K. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

Cronos Group Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars - preliminary and unaudited)

	As of December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$669,291	$764,644
Short-term investments	192,237	113,077
Accounts receivable, net	13,984	23,113
Interest receivable	10,012	2,469
Other receivables	6,341	3,298
Current portion of loans receivable, net	5,541	8,890
Inventory, net	30,495	37,559
Prepaids and other current assets	5,405	7,106
Total current assets	933,306	960,156
Equity method investments, net	19,488	18,755
Other investments	35,251	70,993
Non-current portion of loans receivable, net	69,036	72,345
Property, plant and equipment, net	59,468	60,557
Right-of-use assets	1,356	2,273
Goodwill	1,057	1,033
Intangible assets, net	21,078	26,704
Other	45	193
Total assets	$1,140,085	$1,213,009
Liabilities
Current liabilities
Accounts payable	$12,130	$11,163
Income taxes payable	64	32,956
Accrued liabilities	27,736	22,268
Current portion of lease obligation	994	1,330
Derivative liabilities	102	15
Current portion due to non-controlling interests	373	384
Total current liabilities	41,399	68,116
Non-current portion due to non-controlling interests	1,003	1,383
Non-current portion of lease obligation	1,559	2,546
Total liabilities	43,961	72,045
Commitments and contingencies
Shareholders’ equity
Share capital	613,725	611,318
Additional paid-in capital	48,449	42,682
Retained earnings	416,719	490,682
Accumulated other comprehensive income (loss)	20,678	(797)
Total equity attributable to shareholders of Cronos Group	1,099,571	1,143,885
Non-controlling interests	(3,447)	(2,921)
Total shareholders’ equity	1,096,124	1,140,964
Total liabilities and shareholders’ equity	$1,140,085	$1,213,009

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
(In thousands of U.S. dollars, except share and per share amounts - preliminary and unaudited)

	Year ended December 31,
	2023	2022	2021
Net revenue, before excise taxes	$120,270	$109,301	$79,612
Excise taxes	(33,029)	(22,552)	(15,051)
Net revenue	87,241	86,749	64,561
Cost of sales	74,527	71,313	70,193
Inventory write-down	805	—	11,961
Gross profit	11,909	15,436	(17,593)
Operating expenses
Sales and marketing	22,701	18,046	20,917
Research and development	5,843	13,131	21,841
General and administrative	49,475	67,674	90,919
Restructuring costs	1,524	3,545	—
Share-based compensation	8,756	15,008	9,844
Depreciation and amortization	5,044	5,967	4,413
Impairment loss on goodwill and indefinite-lived intangible assets	—	—	37
Impairment loss on long-lived assets	3,366	3,493	126,405
Total operating expenses	96,709	126,864	274,376
Operating loss	(84,800)	(111,428)	(291,969)
Other income (expense)
Interest income, net	51,235	22,514	9,068
Gain (loss) on revaluation of derivative liabilities	(85)	14,060	151,360
Share of income (loss) from equity method investments	1,583	3,114	(6,313)
Gain (loss) on revaluation of financial instruments	(12,042)	14,739	8,611
Impairment loss on other investments	(23,350)	(61,392)	—
Foreign currency transaction loss	(7,324)	(2,286)	—
Other, net	1,114	(324)	733
Total other income (expense)	11,131	(9,575)	163,459
Loss before income taxes	(73,669)	(121,003)	(128,510)
Income tax expense (benefit)	(3,230)	34,175	(431)
Loss from continuing operations	(70,439)	(155,178)	(128,079)
Loss from discontinued operations	(4,114)	(13,556)	(269,125)
Net loss	(74,553)	(168,734)	(397,204)
Net loss attributable to non-controlling interest	(590)	—	(1,097)
Net loss attributable to Cronos Group	$(73,963)	$(168,734)	$(396,107)

Comprehensive income (loss)
Net loss	$(74,553)	$(168,734)	$(397,204)
Foreign exchange gain (loss) on translation	21,539	(50,616)	8,192
Comprehensive loss	(53,014)	(219,350)	(389,012)
Comprehensive income (loss) attributable to non-controlling interest	(526)	46	229
Comprehensive loss attributable to Cronos Group	$(52,488)	$(219,396)	$(389,241)
Net loss per share
Basic and diluted - continuing operations	$(0.18)	$(0.41)	$(0.34)
Basic and diluted - discontinued operations	$(0.01)	$(0.04)	$(0.73)
Basic and diluted - total	$(0.19)	$(0.45)	$(1.07)
Weighted average number of outstanding shares
Basic	380,964,739	376,961,797	370,390,965
Diluted	380,964,739	376,961,797	370,390,965

	Three months ended December 31,
	2023	2022
Net revenue, before excise taxes	$34,006	$29,058
Excise taxes	(10,091)	(7,025)
Net revenue	23,915	22,033
Cost of sales	21,913	20,773
Inventory write-down	89	—
Gross profit	1,913	1,260
Operating expenses
Sales and marketing	6,367	5,604
Research and development	1,451	2,475
General and administrative	9,802	13,903
Restructuring costs	101	149
Share-based compensation	1,933	4,562
Depreciation and amortization	529	1,599
Impairment loss on long-lived assets	3,366	—
Total operating expenses	23,549	28,292
Operating loss	(21,636)	(27,032)
Other income (expense)
Interest income, net	14,214	9,486
Gain (loss) on revaluation of derivative liabilities	(71)	(144)
Share of income (loss) from equity method investments	752	(964)
Gain (loss) on revaluation of financial instruments	(4,186)	(4,466)
Impairment loss on other investments	(23,350)	(21,182)
Foreign currency transaction loss	(11,323)	51
Other, net	89	73
Total other income (expense)	(23,875)	(17,146)
Loss before income taxes	(45,511)	(44,178)
Income tax expense (benefit)	(360)	32,003
Loss from continuing operations	(45,151)	(76,181)
Loss from discontinued operations	124	(2,676)
Net loss	(45,027)	(78,857)
Net loss attributable to non-controlling interest	(237)	27
Net loss attributable to Cronos Group	$(44,790)	$(78,884)

Comprehensive income (loss)
Net loss	$(45,027)	$(78,857)
Foreign exchange gain (loss) on translation	22,635	18,140
Comprehensive loss	(22,392)	(60,717)
Comprehensive income (loss) attributable to non-controlling interest	(390)	(16)
Comprehensive loss attributable to Cronos Group	$(22,002)	$(60,701)
Net loss per share
Basic and diluted - continuing operations	$(0.12)	$(0.20)
Basic and diluted - discontinued operations	$—	$(0.01)
Basic and diluted - total	$(0.12)	$(0.21)
Weighted average number of outstanding shares
Basic	381,155,824	378,626,176
Diluted	381,155,824	378,626,176

Cronos Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars - preliminary and unaudited)

	Year ended December 31,
	2023	2022	2021
Operating activities
Net loss	$(74,553)	$(168,734)	$(397,204)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	8,769	15,115	10,151
Depreciation and amortization	8,110	13,122	15,402
Impairment loss on goodwill and indefinite-lived intangible assets	—	—	236,056
Impairment loss on long-lived assets	3,571	3,493	127,619,000
Impairment loss on other investments	23,350	61,392	—
Income from investments	10,513	(17,853)	(1,974)
Loss (gain) on revaluation of derivative liabilities	85	(14,060)	(151,360)
Changes in expected credit losses on long-term financial assets	(1,528)	-662	12,202
Foreign currency transaction loss	7,324	2,286	—
Other non-cash operating activities, net	(2,008)	1,294	335
Changes in operating assets and liabilities:
Accounts receivable, net	9,206	(2,711)	(13,163)
Interest receivable	(14,344)	(6,985)	(2,497)
Other receivables	(1,449)	1,148	3,497
Prepaids and other current assets	1,437	996	3,102
Inventory, net	7,399	(7,217)	11,565
Accounts payable	(773)	(863)	(1,597)
Income taxes payable	(33,104)	34,212	(776)
Accrued liabilities	5,160	(2,921)	(4,974)
Net cash used in operating activities	(42,835)	(88,948)	(153,616)

Investing activities
Proceeds from short-term investments	532,838	268,870	215,303
Purchase of short-term investments	(608,247)	(271,378)	(119,610)
Dividends received from equity method investee	1,297	—	—
Purchase of investments	—	—	(110,392)
Dividend proceeds	345	384	—
Repayments (advances) on loan receivables	16,831	5,246	(4,967)
Purchase of property, plant and equipment, net of disposals	(2,505)	(3,451)	(11,144)
Purchase of intangible assets, net of disposals	(918)	(1,581)	(1,118)
Other investing activities	860	68	3,030
Net cash used in investing activities	(59,499)	(1,842)	(28,898)

	Year ended December 31,
	2023	2022	2021
Financing activities
Withholding taxes paid on equity awards	(1,030)	(2,829)	(13,458)
Other financing activities, net	—	(68)	16
Net cash used in financing activities	(1,030)	(2,897)	(13,442)
Effect of foreign currency translation on cash and cash equivalents	8,011	(28,642)	4,906
Net change in cash and cash equivalents	(95,353)	(122,329)	(191,050)
Cash and cash equivalents, beginning of period	764,644	886,973	1,078,023
Cash and cash equivalents, end of period	$669,291	$764,644	$886,973

Supplementary cash flow information:
Interest received	36,501	15,548	8,988
Taxes paid	33,013	177	892

Non-GAAP Measures

Cronos reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction (gain) loss; other, net; loss from discontinued operations; restructuring costs; inventory write-downs resulting from restructuring actions; share-based compensation; and financial statement review costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the SEC’s and the OSC’s investigations of the Restatements and legal costs defending shareholder class action complaints brought against us as a result of the 2019 restatement. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.

Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

Adjusted EBITDA is reconciled to net loss as follows:

(in thousands of U.S. dollars - preliminary and unaudited)	For the year ended December 31, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(70,439)	$(4,114)	$(74,553)
Interest income, net	(51,235)	(10)	(51,245)
Income tax expense (benefit)	(3,230)	—	(3,230)
Depreciation and amortization	7,866	244	8,110
EBITDA	(117,038)	(3,880)	(120,918)
Share of (income) loss from equity method investments	(1,583)	—	(1,583)
Impairment loss on long-lived assets(i)	3,366	205	3,571
Loss on revaluation of derivative liabilities(ii)	85	—	85
Loss on revaluation of financial instruments(iii)	12,042	—	12,042
Impairment loss on other investments(vii)	23,350	—	23,350
Foreign currency transaction loss	7,324	—	7,324
Other, net(iv)	(1,114)	118	(996)
Restructuring costs(viii)	1,524	523	2,047
Share-based compensation(v)	8,756	13	8,769
Financial statement review costs(vi)	919	—	919
Inventory write-down(ix)	805	839	1,644
Adjusted EBITDA	$(61,564)	$(2,182)	$(63,746)

(in thousands of U.S. dollars)	For the year ended December 31, 2022
	Continuing Operations	Discontinued Operations	Total
Net loss	$(155,178)	$(13,556)	$(168,734)
Interest income, net	(22,514)	(23)	(22,537)
Income tax expense (benefit)	34,175	—	34,175
Depreciation and amortization	11,924	1,198	13,122
EBITDA	(131,593)	(12,381)	(143,974)
Share of income from equity method investments	(3,114)	—	(3,114)
Impairment loss on long-lived assets(i)	3,493	—	3,493
Gain on revaluation of derivative liabilities(ii)	(14,060)	—	(14,060)
Gain on revaluation of financial instruments(iii)	(14,739)	—	(14,739)
Impairment loss on other investments(vii)	61,392	—	61,392
Foreign currency transaction loss	2,286	—	2,286
Other, net(iv)	324	169	493
Restructuring costs(viii)	3,545	1,788	5,333
Share-based compensation(v)	15,008	107	15,115
Financial statement review costs(vi)	7,167	—	7,167
Adjusted EBITDA	$(70,291)	$(10,317)	$(80,608)

(in thousands of U.S. dollars - preliminary and unaudited)	Three months ended December 31, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(45,151)	$124	$(45,027)
Interest income, net	(14,214)	(1)	(14,215)
Income tax expense (benefit)	(360)	—	(360)
Depreciation and amortization	1,177	—	1,177
EBITDA	(58,548)	123	(58,425)
Share of (income) loss from equity method investments	(752)	—	(752)
Impairment loss on long-lived assets(i)	3,366	—	3,366
Loss on revaluation of derivative liabilities(ii)	71	—	71
Loss on revaluation of financial instruments(iii)	4,186	—	4,186
Impairment loss on other investments(vii)	23,350	—	23,350
Foreign currency transaction loss	11,323	—	11,323
Other, net(iv)	(89)	(14)	(103)
Restructuring costs(viii)	101	(39)	62
Share-based compensation(v)	1,933	(4)	1,929
Financial statement review costs(vi)	180	—	180
Inventory write-down(ix)	89	—	89
Adjusted EBITDA	$(14,790)	$66	$(14,724)

(in thousands of U.S. dollars)	Three months ended December 31, 2022
	Continuing Operations	Discontinued Operations	Total
Net loss	$(76,181)	$(2,676)	$(78,857)
Interest income, net	(9,486)	(21)	(9,507)
Income tax expense (benefit)	32,003	—	32,003
Depreciation and amortization	2,422	201	2,623
EBITDA	(51,242)	(2,496)	(53,738)
Share of income from equity method investments	964	—	964
Loss on revaluation of derivative liabilities(ii)	144	—	144
Loss on revaluation of financial instruments(iii)	4,466	—	4,466
Impairment loss on other investments(vii)	21,182	—	21,182
Foreign currency transaction gain	(51)	—	(51)
Other, net(iv)	(73)	10	(63)
Restructuring costs(viii)	149	306	455
Share-based compensation(v)	4,562	(14)	4,548
Financial statement review costs(vi)	881	—	881
Adjusted EBITDA	$(19,018)	$(2,194)	$(21,212)
(i)For the three months and year ended December 31, 2023, impairment loss on long-lived assets related to certain leased properties associated with the Company’s former U.S. operations and impairment of the Company's CBCVA exclusive license under the collaboration and license agreement between Ginkgo and the Company. For the year ended December 31, 2022, impairment loss on long-lived assets related to the Company’s decision to seek a sublease for leased office space in Toronto, Ontario, Canada during the first quarter of 2022.
(ii)For the three months and years ended December 31, 2023 and 2022, the (gain) loss on revaluation of derivative liabilities represents the fair value changes on the derivative liabilities.
(iii)For the three months and years ended December 31, 2023 and 2022, (gain) loss on revaluation of financial instruments relates primarily to our unrealized holding gain on our mark-to-market investment in Vitura as well as revaluations of financial liabilities resulting from deferred share units granted to directors.
(iv)For the three months and years ended December 31, 2023 and 2022, other, net primarily related to related to (gain) loss on disposal of assets.
(v)For the three months and years ended December 31, 2023 and 2022, share-based compensation relates to the vesting expenses of share-based compensation awarded to employees under our share-based award plans.

(vi)For the three months and years ended December 31, 2023 and 2022, financial statement review costs include costs related to the Restatements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to the Restatements, the costs related to the Settlement Order and Settlement Agreement and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.
(vii)For the three months ended December 31, 2023 and years ended December 31, 2023 and 2022, impairment loss on other investments related to the PharmaCann Option for the difference between its fair value and carrying amount.
(viii)For the three months and years ended December 31, 2023 and 2022, restructuring costs related to the employee-related severance costs and other restructuring costs associated with the Realignment.
(ix)For the three months and year ended December 31, 2023, inventory write-downs from discontinued operations relate to product destruction and obsolescence associated with the exit of our U.S. operations and inventory write-downs from continuing operations relate to product destruction and obsolescence associated with the planned exit of Cronos Fermentation.
Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for 2023, as well as cash and cash equivalents and short-term investment balances as of December 31, 2023 compared to December 31, 2022, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the comparative period in 2022 rather than the actual average exchange rates in effect during 2023; constant currency current period balance sheet information is translated at the prior year-end spot rate rather than the current year-end spot rate. All growth comparisons relate to the corresponding period in 2022. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our business. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.

The table below sets forth certain measures of consolidated results from continuing operations on an as-reported and constant currency basis for 2023 compared to 2022, as well as cash and cash equivalents and short-term investments as of December 31, 2023, compared to December 31, 2022, on an as-reported and constant currency basis (in thousands):

(Preliminary and unaudited)	As Reported	As Adjusted for Constant Currency
Three months ended December 31,	As Reported Change	Three months ended December 31,	Constant Currency Change
2023	2022	$	%	2023	$	%
Net revenue	$23,915	$22,033	$1,882	9%	$24,483	$2,450	11%
Gross profit	1,913	1,260	653	52%	1,926	666	53%
Gross margin	8%	6%	N/A	2	pp	8%	N/A	2	pp

Operating expenses	23,549	28,292	(4,743)	(17)%	24,666	(3,626)	(13)%
Net loss from continuing operations	(45,151)	(76,181)	31,030	41%	(46,632)	29,549	39%
Adjusted EBITDA	(14,790)	(19,018)	4,228	22%	(15,734)	3,284	17%

(Preliminary and unaudited)	As Reported	As Adjusted for Constant Currency
Year ended December 31,	As Reported Change	Year ended December 31,	Constant Currency Change
2023	2022	$	%	2023	$	%
Net revenue	$87,241	$86,749	$492	1%	$91,711	$4,962	6%
Gross profit	11,909	15,436	(3,527)	(23)%	12,662	(2,774)	(18)%
Gross margin	14%	18%	N/A	(4)	pp	14%	N/A	(4)	pp

Operating expenses	96,709	126,864	(30,155)	(24)%	101,142	(25,722)	(20)%
Net loss from continuing operations	(70,439)	(155,178)	84,739	55%	(73,193)	81,985	53%
Adjusted EBITDA	(61,564)	(70,291)	8,727	12%	(64,507)	5,784	8%

(Preliminary and unaudited)	As of December 31,	As Reported Change	As of December 31,	Constant Currency Change
2023	2022	$	%	2023	$	%
Cash and cash equivalents	$669,291	$764,644	$(95,353)	(12)%	$656,647	$(107,997)	(14)%
Short-term investments	192,237	113,077	79,160	70%	187,826	74,749	66%
Total cash and cash equivalents and short-term investments	$861,528	$877,721	$(16,193)	(2)%	$844,473	$(33,248)	(4)%

Net revenue

(Preliminary and unaudited)	As Reported				As Adjusted for Constant Currency
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Cannabis flower	$17,515	$15,555	$1,960	13%	$18,053	$2,498	16%
Cannabis extracts	6,074	6,325	(251)	(4)%	6,083	(242)	(4)%
Other	326	153	173	113%	347	194	127%
Net revenue	$23,915	$22,033	$1,882	9%	$24,483	$2,450	11%

(Preliminary and unaudited)	As Reported				As Adjusted for Constant Currency
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Cannabis flower	$62,071	$63,593	$(1,522)	(2)%	$65,573	$1,980	3%
Cannabis extracts	24,569	22,522	2,047	9%	25,502	2,980	13%
Other	601	634	(33)	(5)%	636	2	—%
Net revenue	$87,241	$86,749	$492	1%	$91,711	$4,962	6%

(Preliminary and unaudited)	As Reported				As Adjusted for Constant Currency
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Canada	$17,935	$14,898	$3,037	20%	$18,024	$3,126	21%
Israel	4,974	7,135	(2,161)	(30)%	5,421	(1,714)	(24)%
Other countries	1,006	—	1,006	N/M	1,038	1,038	N/M
Net revenue	$23,915	$22,033	$1,882	9%	$24,483	$2,450	11%

(Preliminary and unaudited)	As Reported				As Adjusted for Constant Currency
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Canada	$64,702	$56,233	$8,469	15%	$67,073	$10,840	19%
Israel	21,134	30,516	(9,382)	(31)%	23,182	(7,334)	(24)%
Other countries	1,405	—	1,405	N/M	1,456	1,456	N/M
Net revenue	$87,241	$86,749	$492	1%	$91,711	$4,962	6%
Net Revenue
For 2023, net revenue on a constant currency basis was $91.7 million, representing a 6% increase from 2022. Net revenue increased on a constant currency basis primarily due to higher cannabis flower and extracts sales in the Canadian adult-use market, partially offset by lower cannabis flower sales in Israel driven by pricing pressure as a result of competitive activity, the slowdown in patient permit authorizations and the Israel-Hamas War, and an adverse price/mix in Canada in the cannabis flower category driving increased excise tax payments as a percentage of revenue.
Gross profit
For 2023, gross profit on a constant currency basis was $12.7 million, representing an 18% decrease from 2022. Gross profit decreased on a constant currency basis primarily due to lower cannabis flower sales in the Israeli medical market, an adverse price/mix on cannabis flower sales in Canada resulting in higher excise taxes as a percentage of revenue and the inventory write-down recognized as a result of the decision to wind down operations at Cronos Fermentation, partially offset by higher cannabis flower and extract sales in the Canadian adult-use market.
Operating expenses
For 2023, operating expenses on a constant currency basis were $101.1 million, representing a 20% decrease from 2022. Operating expenses decreased on a constant currency basis primarily due to lower professional fees, largely related to financial statement review costs, lower costs associated with the achievement of Ginkgo milestones, the 2022 acceleration of expense on equity awards granted to certain executive employees in connection with their separation from the Company, as well as previously held-back equity awards granted in 2022 to certain executives, impairment loss on long-lived assets recognized in the prior year, lower bonus expense, lower payroll costs and lower insurance costs, partially offset by higher sales and marketing expenses.
Net loss
For 2023, net loss on a constant currency basis was $73.2 million, representing a 53% improvement from 2022.
Adjusted EBITDA
For 2023, Adjusted EBITDA on a constant currency basis was negative $64.5 million, representing an 8% improvement from 2022. Adjusted EBITDA increased on a constant currency basis primarily due to higher cannabis flower and extracts sales in the Canadian adult-use market, decreases in general and administrative expenses and lower costs associated with the achievement of Ginkgo milestones, partially offset by lower cannabis flower sales in Israel driven by pricing pressure as a result of competitive activity, the slowdown in patient permit authorizations and the Israel-Hamas War, an adverse price/mix in Canada in the cannabis flower category driving increased excise tax payments as a percentage of revenue and higher sales and marketing expenses.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 4% to $844.5 million as of December 31, 2023 from $877.7 million as of December 31, 2022. The decrease in cash and cash equivalents and short-term investments is primarily due to cash flows used in operating activities in 2023.
Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of December 31, 2023 and December 31, 2022, as reported on Bloomberg. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, as reported on Bloomberg.
The exchange rates used to translate from Canadian dollars (“C$”) to dollars are shown below:

(Exchange rates are shown as C$ per $)	Year ended December 31,
	2023	2022	2021
Average rate	1.3494	1.3017	1.2541
Spot rate	1.3243	1.3554	1.2746
The exchange rates used to translate from New Israeli Shekels (“ILS”) to dollars are shown below:

(Exchange rates are shown as ILS per $)	Year ended December 31,
	2023	2022	2021
Average rate	3.6819	3.3566	3.2297
Spot rate	3.6163	3.5178	3.1149
For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com